Exhibit 99.1

Mattel Promotes Steve Totzke to President and

Chief Commercial Officer

EL SEGUNDO, Calif., April 5, 2022 – Mattel, Inc. (NASDAQ: MAT) has promoted Steve Totzke to President and Chief Commercial Officer of the Company, it was announced today by Mattel Chairman and Chief Executive Officer Ynon Kreiz, to whom Totzke reports.

“Steve has played an integral role in creating Mattel’s current momentum, strong results and best-in-class commercial capabilities,” said Kreiz. “With Steve’s oversight, the global commercial team has expanded our market leadership, strengthened relationships with Mattel’s retail partners and created demand in an increasingly complex environment. I look forward to Steve’s continued leadership as we further accelerate our performance in line with our growth strategy.”

Since being named Executive Vice President and Chief Commercial Officer in 2018, Totzke has been responsible for driving Mattel’s growth in markets worldwide and overseeing Mattel’s unified global commercial organization – a key pillar in the Company’s strategy to transform Mattel into an IP-driven, high-performing toy company. With the effectiveness of its transformation strategy and its turnaround now complete, the Company has evolved its strategy to grow Mattel’s IP-driven toy business and expand its entertainment offering.

Under Totzke’s leadership, Mattel has developed exceptional e-commerce capabilities, evolved a “digital first” demand creation approach and expanded its reach to more than 488,000 brick and mortar stores in over 150 countries based on an all-channel growth strategy. In 2021, Mattel grew net sales 19% versus prior year and, per The NPD Group, the company outpaced the industry in every measured market in 2021 and increased share for the second consecutive year1.

“I am extremely proud to be part of this iconic company’s transformation over the past several years and I truly believe Mattel’s best days are ahead,” added Totzke. “Most importantly, I take pride each day in supporting Mattel’s purpose to empower the next generation to explore the wonder of childhood and reach their full potential. I look forward to leading our exceptional Mattel commercial organization into the future.”

Totzke’ s contributions to Mattel span nearly 25 years across several senior general management positions including sales, marketing, and business operations. Prior to being named worldwide Chief Commercial Officer, Totzke served as Executive Vice President, Commercial for the Company’s North America division. Totzke has also served in several international leadership positions during his tenure with Mattel.

A dedicated champion of the toy industry, Totzke serves on the Board of Directors of the Toy Association, the Mattel Children’s Foundation, and the Advisory Board for the Women in Toys Association.

Totzke received an MBA from Pepperdine University Graziadio School of Business and Management and was recently named a Notable Alumni by the university.

1.	Source: The NPD Group/Retail Tracking Service, G12/JAN 2020 – DEC 2021/Total Toys/Projected USD

About Mattel

Mattel is a leading global toy company and owner of one of the strongest catalogs of children’s and family entertainment franchises in the world. We create innovative products and experiences that inspire, entertain, and develop children through play. We engage consumers through our portfolio of iconic brands, including Barbie®, Hot Wheels®, Fisher-Price®, American Girl®, Thomas & Friends®, UNO®, Masters of the Universe®, Monster High® and MEGA®, as well as other popular intellectual properties that we own or license in partnership with global entertainment companies. Our offerings include film and television content, gaming and digital experiences, music, and live events. We operate in 35 locations and our products are available in more than 150 countries in collaboration with the world’s leading retail and ecommerce companies. Since its founding in 1945, Mattel is proud to be a trusted partner in empowering children to explore the wonder of childhood and reach their full potential. Visit us online at mattel.com.

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